Amended Exhibit A
to Amended and Restated Investment Management Agreement
between
Diamond Hill Funds
and
Diamond Hill Capital Management, Inc.
Originally dated
November 17, 2011

Series	Fee Effective Date	Annual Fee as a percentage of the average daily net assets of the Fund
Long-Short Fund	July 1, 2001	0.90%
Small Cap Fund	July 1, 2001	0.80%
Corporate Credit Fund	February 28, 2015	0.45%
Large Cap Fund	January 1, 2016	0.50%
Small-Mid Cap Fund	November 17, 2005	0.75%
All Cap Select Fund	November 17, 2005	0.70%
Mid Cap Fund	January 1, 2017	0.60%
High Yield Fund	November 19, 2015	0.50%
Short Duration Securitized Bond Fund	August 1, 2016	0.35%
Core Bond Fund	May 26, 2016	0.30%
Global Fund	February 28, 2019	0.65%
International Fund	February 14, 2019	0.65%
Large Cap Concentrated Fund	February 11, 2021	0.50%

Previously Amended Exhibit A:    November 21, 2013, February 28, 2015, November 19, 2015, January 1, 2016, February 28, 2016, May 26, 2016, August 1, 2016, January 1, 2017, February 28, 2017, August 17, 2017 and February 14, 2019.
The effective date of this Amended Exhibit A is February 11, 2021.

Diamond Hill Funds                    Diamond Hill Capital Management, Inc.

By: /s/Thomas E. Line                    By:/s/Thomas E. Line
    Thomas E. Line                    Thomas E. Line
    President                        Chief Financial Officer